As filed with the Securities and Exchange Commission on July 10, 2007
Registration No. 333-[     ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEMORY PHARMACEUTICALS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3363475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Philips Parkway
Montvale, New Jersey 07645
(201) 802-7100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

James R. Sulat
President and Chief Executive Officer
100 Philips Parkway
Montvale, New Jersey 07645
(201) 802-7100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Ellen Corenswet, Esq.
Covington & Burling LLP
620 Eighth Avenue
New York, NY 10018
(212) 841-1000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering	Aggregate	Registration
Securities to be Registered(1)	be Registered	Price per Unit	Offering Price(2)	Fee(2)
Common Stock, Preferred Stock, Debt Securities, Warrants, Units(3)	(4)	(4)	$75,000,000(4)	$2,303
Common Stock(5)	2,212,546	$2.38	$5,265,859	$162
Total			$80,265,859	$2,465

(1)	In addition to the securities listed in the table, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement will cover any additional securities which become issuable from time to time as a result of a stock split, stock dividend or other similar transactions.

(2)	With respect to the securities to be sold by us, the proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. With respect to the shares of our common stock to be sold by the selling stockholders, the proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sale prices of our common stock as reported on the Nasdaq Stock Market LLC on July 9, 2007, which was approximately $2.38 per share.

(3)	Includes an indeterminate number of securities that may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange.

(4)	Not specified as to each class of securities to be registered pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

(5)	Consists of an aggregate of up to 2,212,546 shares of common stock that the selling stockholders identified in the prospectus contained herein may sell, including 1,134,811 shares of common stock currently outstanding and 1,077,735 shares of common stock issuable upon the exercise of outstanding warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2007

MEMORY PHARMACEUTICALS CORP.

$75,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $75,000,000 of our:

•	common stock, par value $0.001 per share;

•	preferred stock, par value $0.001 per share;

•	debt securities;

•	warrants to purchase common stock, preferred stock, or debt securities; or

•	any combination of the above, separately or as units.

The selling stockholders identified in this prospectus may offer from time to time up to an aggregate of 1,134,811 shares of our common stock and 1,077,735 shares of our common stock issuable upon the exercise of warrants. See “Selling Stockholders” beginning on page 4.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our common stock is listed on the Nasdaq Global Market under the symbol “MEMY.” On July 9, 2007, the last reported sales price for our common stock was $2.33 per share.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The date of this prospectus is          , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only and that any information we have incorporated by reference is accurate as of the date of the document incorporated by reference only, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety, including the “Risk Factors” section and the documents incorporated by reference herein. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms “Memory Pharmaceuticals,” “we,” “our,” and “us” refer to Memory Pharmaceuticals Corp.

Our Business

We are a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, many of which exhibit significant impairment of memory and other cognitive functions. These conditions include neurological diseases associated with aging, such as Alzheimer’s disease, and also include certain psychiatric disorders such as schizophrenia, bipolar disorder and depression. Although therapies for the treatment of Alzheimer’s disease, schizophrenia, bipolar disorder and depression have been available for a number of years, many of the approved drugs for these disorders are not effective in a large number of patients and can produce significant side effects.

Our potential CNS therapies are primarily designed to address biological targets within important cellular pathways thought to underlie CNS disorders. As a consequence, we believe that our approach could lead to the development of treatments for a number of major neurological and psychiatric disorders and that the relative specificity with which we target these neuronal signaling pathways provides an opportunity to develop drugs with reduced side effect profiles.

Through research conducted over more than 30 years, Nobel Laureate Dr. Eric Kandel, one of our scientific founders, identified critical cellular pathways and biological targets involved in memory formation. This research, which was originally published in the 1990s, served as the cornerstone of our scientific foundation.

In order to identify and optimize promising drug candidates quickly and efficiently we combine:

•	our extensive knowledge of the pathways we believe are involved in memory formation and other cognitive functions;

•	our understanding of neurological and psychiatric disorders;

•	an interdisciplinary drug discovery and development approach; and

•	our focus on conducting in vivo and safety screening at early stages of the drug discovery process.

Our clinical development pipeline includes drug candidates in clinical development for the treatment of Alzheimer’s disease and schizophrenia with the potential to treat other CNS disorders. Our preclinical development pipeline includes drug candidates in development for Alzheimer’s disease, depression and schizophrenia and our early drug discovery pipeline includes compounds that we are optimizing for the treatment of these and other CNS disorders.

We seek to leverage our pipeline of early development candidates through collaborations with leading pharmaceutical and biotechnology companies. We have a collaboration with F. Hoffman — La Roche Ltd./Hoffman — La Roche, Inc., or Roche, for the development of our nicotinic alpha-7 agonists. We also have a collaboration with Amgen Inc., or Amgen, for the development of PDE10 inhibitors. In addition to our collaborations, we have entered into two agreements with The Stanley Medical Research Institute, or SMRI, to provide funding for Phase 2a trials in bipolar disorder and cognitive impairment associated with schizophrenia (CIAS).

The following represents our drug development pipeline:

•	MEM 1003 is a neuronal L-type calcium channel modulator being developed for the treatment of Alzheimer’s disease. We are currently conducting a multi-center, randomized, double-blind, placebo-

controlled Phase 2a study to evaluate the safety and efficacy of MEM 1003 in patients with mild to moderate Alzheimer’s disease, which we refer to as our MEM 1003 Phase 2a AD trial. We currently expect to report top-line results from the MEM 1003 Phase 2a AD trial in the fourth quarter of 2007. We have previously completed Phase 1a and 1b clinical trials of MEM 1003 in 125 healthy volunteers in the United Kingdom and a Phase 1b safety and tolerability study of MEM 1003 in Alzheimer’s patients under a U.S. Investigational New Drug Application, or IND. Over a dose range of up to 180 milligrams, given twice daily, which was the maximum dose tested in the Phase 1a and 1b United Kingdom clinical trials, MEM 1003 was generally safe and well-tolerated. MEM 1003 was also found to be generally safe and well-tolerated in the Phase 1b U.S. safety and tolerability study.

With funding from SMRI, we also conducted a Phase 2a trial of MEM 1003 in bipolar disease. In March 2007, we announced that the primary and secondary outcome measures for this Phase 2a bipolar disorder trial were not achieved and that MEM 1003 did not prove effective for the treatment of bipolar mania. Consistent with the results of our Phase 1 clinical trials, however, MEM 1003 was generally safe and well- tolerated in this trial. We are completing a full analysis of the data from this trial and do not, at this time, have plans to proceed with further clinical trials of MEM 1003 in bipolar disorder.

•	MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor being developed for the treatment of Alzheimer’s disease and schizophrenia. We are currently conducting a Phase 2a multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability and cognitive effects of three dose levels of MEM 3454 in approximately 80 patients with mild to moderate Alzheimer’s disease under a US IND, known as our MEM 3454 Phase 2a AD clinical trial. We currently expect to report top-line results from our MEM 3454 Phase 2a AD clinical trial in the fourth quarter of 2007. We also currently expect to commence a Phase 2a clinical trial of MEM 3454 in CIAS, which we refer to as our MEM 3454 Phase 2a CIAS clinical trial, in the fourth quarter of 2007.

In February 2006, we completed a Phase 1 clinical trial of MEM 3454 in healthy volunteers under clinical trial applications we filed with Health Canada. MEM 3454 was found to be generally safe and well-tolerated up to a dose of 450 mg in the single ascending dose segment of the clinical trial program and up to a dose of 150 mg in the multiple ascending dose (MAD) segment of the program. In addition, cognition data generated in the MAD study, using the Cognitive Drug Research battery (CDR battery), demonstrated that a 15 milligram dose of MEM 3454, administered once daily for a period of 13 days, showed a statistically significant effect on the Quality of Episodic Secondary Memory (QESM), one of the study’s primary efficacy variables.

•	MEM 63908 is the second drug candidate to be nominated from our nicotinic alpha-7 agonist program and is also a partial agonist of the nicotinic alpha-7 receptor. MEM 63908 is being developed for the treatment of Alzheimer’s disease. We have conducted animal tests of MEM 63908 and have used various behavior assays to test the effect of MEM 63908 on memory and learning. In these tests, MEM 63908 improved learning and memory in healthy and aged cognitively-impaired animals. MEM 63908 has also demonstrated a good safety profile in toxicological and safety studies in animals. We currently plan to commence a Phase 1 clinical trial of MEM 63908 in the second half of 2007.

•	MEM 1414 and MEM 1917 are two PDE4 inhibitors which, until April 2005, were being developed under our PDE4 inhibitor collaboration with Roche. In June 2007, we restructured our PDE4 collaboration agreement with Roche to reacquire all rights to the PDE4 program, which includes MEM 1414, the lead drug candidate in the program, which Roche was evaluating for the treatment of Alzheimer’s disease and MEM 1917, a back-up candidate to MEM 1414 and a potential candidate for the treatment of depression. We are currently evaluating alternatives for the further development of this program, which could include taking the program forward, in whole or in part, on our own or with a new collaboration partner.

We have recently entered into two funding agreements to support our expanded clinical trial activity. In March 2007, we entered into a $10.0 million term loan agreement with Hercules Technology Growth Capital, Inc., or Hercules, which was amended in June 2007 to increase the maximum loan amount to $15.0 million. In connection with the Hercules agreement and amendment, we issued to Hercules warrants to purchase 598,086 and 325,521 shares of our common stock at exercise prices of $2.09 and $1.92 per share, respectively. We have borrowed a total of $11.0 million under this agreement as of June 30, 2007. We will have the option to request up to an additional $4.0 million from September 15, 2007 through December 31, 2007. This loan is interest-only through mid-May 2008, with principal and interest payable in monthly installments thereafter over 30 months (33 months if certain milestones are achieved).

In June 2007, we entered into a securities purchase agreement with SMRI and The Sylvan C. Herman Foundation for the sale of up to an aggregate of $6.0 million of our common stock, we refer to this transaction as our 2007 private placement. This financing is structured in three equal tranches. In the first tranche, which closed in June 2007, we sold 694,444 shares of our common stock at a price of $2.88 per share. We have the option, in our sole discretion, to sell the remaining $4.0 million of common stock in two tranches of $2.0 million each, if we achieve a pre-defined milestone associated with each tranche and if we have no current intention at that time of terminating the MEM 3454 Phase 2a CIAS clinical trial, at a price based on a 17% premium to the market price at the time the milestone is achieved. These milestones relate to our planned MEM 3454 Phase 2a CIAS clinical trial. Under the terms of the agreement, the net proceeds shall be used to fund our CIAS clinical trial.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” in the applicable prospectus supplement. In particular, we are at an early stage of our development with a limited operating history. We have incurred substantial operating losses in each year since inception, including a net loss for the year ended December 31, 2006 of $31.1 million. As of March 31, 2007, we had an accumulated deficit of approximately $190.2 million. We expect to incur substantial net losses for the foreseeable future as we increase the number of our development programs, increase our clinical trial activities and further expand our infrastructure. None of our drug candidates has received regulatory approval for commercialization and we do not expect that any drugs resulting from our or our collaborators’ research and development efforts will be commercially available for a significant number of years, if at all. We may never achieve profitability. We will require additional financing to support our research and development and clinical activities and operations. Our preclinical and clinical testing may not be predictive of future trial results and may not be sufficient to support regulatory approval of future clinical trials. We may not be successful in our business model of entering into and maintaining collaborations with third parties for our drug development programs. We are dependent on our collaborations and license relationship and may not be successful in achieving milestones under our collaborations.

Corporate Information

We were organized as a Delaware corporation on March 19, 1997. Our principal executive offices are located at 100 Philips Parkway, Montvale, New Jersey 07645, our telephone number is (201) 802-7100 and our Internet address is www.memorypharma.com. The information on our website is not incorporated by reference in this prospectus and should not be considered part of this prospectus.

The Offering

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. In addition, the selling stockholders identified in this prospectus may sell up to an aggregate of 2,212,546 shares of common stock, including 1,077,735 shares of common stock issuable upon the exercise of warrants. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

FORWARD — LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or our prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: our ability to enter into and maintain collaborations with third parties for our drug development programs; our dependence on our collaborations and our license relationship with Bayer; our ability to successfully conduct preclinical and clinical trials of our drug candidates that demonstrate these candidates’ safety and effectiveness; our ability to obtain regulatory approvals to conduct clinical trials and to commercialize our drug candidates; our ability to achieve milestones under our collaborations; our ability to obtain additional financing to support our R&D and clinical activities and operations; our dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and our ability to protect the intellectual property developed by or licensed to Memory Pharmaceuticals. Our forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in this prospectus. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. We disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus.

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus or that any information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities by us under this prospectus for general corporate purposes, including capital expenditures. Until we use net proceeds for these purposes, we intend to invest them in short-term, investment-grade, interest — bearing securities.

We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling stockholders. See “Selling Stockholders” below.

SELLING STOCKHOLDERS

The shares of common stock covered hereby consist of:

•	1,134,811 shares of our common stock that we issued to the selling stockholders; and

•	1,077,735 shares of our common stock issuable upon exercise of warrants to purchase common stock.

In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus or interests therein from time to time on The Nasdaq Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares currently held by a selling stockholder, plus (ii) all shares purchased by the selling stockholder that are being offered pursuant to the prospectus, as well as (iii) all options, warrants or other derivative securities which are exercisable within 60 days of July 9, 2007. The percentages of shares owned after the offering are based on 72,582,840 shares of our common stock outstanding as of July 9, 2007.

Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

The selling stockholders may sell some, all or none of their shares of common stock offered by this prospectus. We do not know how long the selling stockholders will hold their shares of common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder other than the securities purchase agreement pursuant to which the selling stockholders purchased their shares of common stock from us. The shares offered by this prospectus may be offered from time to time by the selling stockholders, although the warrant shares will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised. Accordingly, for purposes of this table, we have assumed that, after completion of the offering, the only shares that will continue to be held by the selling stockholders are those which are not being registered hereunder.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

The following table sets forth, to our knowledge, information about the selling stockholders as of July 9, 2007.

Number of
	Number of			Shares of
	Shares of		Number of	Common
	Common		Shares of	Stock	Shares of Common
	Stock		Common	Underlying	Stock Beneficially
	Beneficially		Stock	Warrants	Owned after the
	Owned		Registered	Registered	Completion of
	Prior to the		for Sale	for Sale	Offering
Name of Selling Stockholder	Offering		Hereby	Hereby	Number	Percent

Hercules Technology Growth Capital, Inc.	923,607		—	923,607	—	—
The Stanley Medical Research Institute	1,231,069	(1)	1,076,941	154,128	—	—
The Sylvan C. Herman Foundation	60,870		57,870	—	3,000	*

*	Less than 1%

(1)	This number includes 440,367 shares of our common stock and warrants to purchase 154,128 shares of our common stock at an exercise price of $2.62 per share, which we issued pursuant to our Securities Purchase Agreement, dated December 19, 2005, with Stanley Medical Research Institute. The warrants expire on December 19, 2010.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities, the particular terms of the securities offered by that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities that we offer may differ from the terms summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell, from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities; and

•	warrants.

In addition, the selling stockholders may sell common stock from time to time in one or more offerings.

Common Stock

We have the authority to issue 100,000,000 shares of common stock, par value $0.001 per share. As of July 9, 2007, 72,582,840 shares of our common stock were outstanding, and a maximum of 12,852,551 shares of common stock were issuable upon the exercise of outstanding stock options and warrants.

The following description of our common stock is only a summary and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation. Holders of common stock have one vote per share and have no preemption rights. Holders of common stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of preferred stock outstanding at the time. See “Preferred Stock” below. There are no redemption or sinking fund provisions applicable to the common stock.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. Their address is 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 and their telephone number is (800) 937-5449.

Preferred Stock

We have the authority to issue 5,000,000 shares of preferred stock. As of July 9, 2007, no shares of our preferred stock were outstanding. The description of preferred stock provisions set forth below is only a summary and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to any series of preferred stock.

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series of preferred stock, and a prospectus supplement will specify these terms for any series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and condition of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

The preferred stock will, if issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provision of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of common stock or preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•	the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the debenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

General.  With respect to any warrants that we offer, we will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants, and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants.  With respect to any warrants that we issue, each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the address for delivery of the warrant certificate to the warrant agent and the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants (“cashless exercise”).

Enforceability of Rights by Holders of Warrants.  With respect to any warrants that we issue, each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. For example, our amended and restated certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share. The board of directors has the authority, without approval of the stockholders, to issue and determine the rights and preferences of series of preferred stock. The ability to authorize and issue preferred stock with voting or other rights or preferences makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Members of the board of directors may only be removed for cause and only by the affirmative vote of 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a meeting of stockholders may only be called by our board of directors, the chairman of our board of directors or our chief executive officer. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. The provisions may delay or preclude stockholders from calling a meeting of stockholders, bringing matters before a meeting of stockholders or from making nominations for directors at a stockholders’ meeting, which could delay or deter takeover attempts or changes in management. Our amended and restated certificate of incorporation also does not provide for cumulative voting. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board of directors.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell securities under this prospectus in public offerings:

•	through one or more underwriters or dealers;

•	through other agents; or

•	directly to purchasers.

The securities that we or any selling stockholders may sell under this prospectus may be priced:

•	at a fixed public offering price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

If we or any selling stockholders use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or any selling stockholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

If this registration statement is used for an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, the amount of securities registered under this registration statement for such an offering may not exceed 10% of the aggregate market value of our outstanding voting stock as proscribed by Rule 415(a)(4) of the Securities Act.

We or any selling stockholders may also sell securities directly or through agents. We or any selling stockholders will name any agent involved in an offering and we will describe any commissions we or any selling stockholders will pay the agent in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agents, or any agent of any selling stockholder, will act on a best-efforts basis.

We or any selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We or any selling stockholders will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We or any selling stockholders may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We or any selling stockholders may also use underwriters or agents with whom we have a material relationship. We or any selling stockholders will describe the nature of any such relationship in the applicable prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than common stock, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

In compliance with guidelines of the National Association of Securities Dealers, Inc., or the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortized discounts, premiums and capitalized expenses related to indebtedness.

The following table sets forth our ratios of earnings to fixed charges for the periods indicated (in thousands):

						Three Months
						Ended
	Fiscal Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2007

Ratio of earnings to fixed charges	*	*	*	*	*	*
Deficiency	$(25,142)	$(21,972)	$(24,345)	$(31,902)	$(31,495)	$(8,863)

*	Less than one to one coverage.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortized discounts, premiums and capitalized expenses related to indebtedness.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have not paid any preferred stock dividends for the periods indicated in the table above.

LEGAL MATTERS

Unless otherwise specified in any applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Covington & Burling LLP, New York, New York.

EXPERTS

The financial statements of Memory Pharmaceuticals Corp. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares of common stock that are part of this offering are sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on January 11, 2007, January 29, 2007, February 20, 2007, March 5, 2007, March 6, 2007, March 14, 2007, March 20, 2007, April 5, 2007 and June 21, 2007;

•	the description of our common stock in our Registration Statement on Form S-1/A (File No. 333-111474) filed on April 2, 2004, including any amendment or reports filed for the purpose of updating this description; and

•	any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement until the termination of this offering.

You may access our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, Memory Pharmaceuticals Corp, 100 Philips Parkway, Montvale, New Jersey 07645, or call (201) 802-7100.

You should rely only on the information contained in or incorporated by reference in this prospectus, the related prospectus supplement or any free writing prospectus by or on behalf of us. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus or incorporated document only, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

Memory Pharmaceuticals Corp.

PROSPECTUS

The date of this prospectus is          , 2007

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws.

SEC registration fees	$2,465
Costs of printing and engraving*	25,000
Legal fees and expenses*	150,000
Accountants fees and expenses*	15,000
Miscellaneous*	40,000
TOTAL*	$232,465

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders; failed to act in good faith; engaged in intentional misconduct or knowingly violated a law; authorized the payment of a dividend or approved a stock repurchase in violation of Section 174 of the DGCL; or obtained an improper personal benefit. Article Seventh of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Eighth of the Registrant’s Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders; failed to act in good faith; engaged in intentional misconduct or knowingly violated a law; authorized the payment of a dividend or approved a stock repurchase in violation of Section 174 of the DGCL; or obtained an improper personal benefit. Article Seventh of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Eighth of the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify each current or former director or officer of the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, the Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.	EXHIBITS

The exhibits listed on the Index of Exhibits to this registration statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that: Paragraphs (1)(i), (1)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (5230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424)(3) of this chapter) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) (§230.415(a)(l)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on July 10, 2007.

By:	/s/ James R. Sulat
James R. Sulat
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Sulat as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Fleming Jonathan Fleming	Chairman	June 29, 2007

/s/ James R. Sulat James R. Sulat	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2007

/s/ Joseph M. Donabauer Joseph M. Donabauer	Vice President and Controller (Principal Accounting and Financial Officer)	July 9, 2007

/s/ Anthony B. Evnin, Ph.D. Anthony B. Evnin, Ph.D.	Director	June 29, 2007

/s/ Walter Gilbert, Ph.D. Walter Gilbert, Ph.D.	Director	June 27, 2007

/s/ Vaughn M. Kailian Vaughn M. Kailian	Director	July 5, 2007

/s/ Robert I. Kriebel Robert I. Kriebel	Director	July 2, 2007

Signature	Title	Date

/s/ David A. Lowe, Ph.D. David A. Lowe, Ph.D.	Director	July 3, 2007

/s/ Michael Meyers, MPH Michael Meyers, MPH	Director	June 28, 2007

/s/ Peter F. Young Peter F. Young	Director	July 1, 2007

Exhibit Index

Exhibit
Number		Description of Document

1.1		Underwriting Agreement(1)
3.1		Amended and Restated Certificate of Incorporation(2)
4.2		Amended and Restated Bylaws(3)
4.3		Specimen Common Stock Certificate(4)
4.4		Form of Securities Purchase Agreement(1)
4.5		Form of Warrant(1)
4.6		Certificate of Designation of Preferred Stock and Form of Preferred Stock Certificate(1)
4.7		Form of Debt Indenture(1)
4.8		Form of Note(1)
4.9		Warrant, dated March 16, 2007, by and among the Registrant and Hercules Technology Growth Capital, Inc.(5)
4.10		Warrant, dated June 18, 2007, by and among the Registrant and Hercules Technology Growth Capital, Inc.(6)
5.1		Opinion of Covington & Burling LLP
10.1		Securities Purchase Agreement, dated December 19, 2005, by and between the Registrant and the Stanley Medical Research Institute.(7)
10	.2*	Stock Purchase Agreement, dated June 18, 2007, by and among the Registrant, The Stanley Medical Research Institute and The Sylvan C. Herman Foundation.
12.1		Calculation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23.1		Consent of KPMG LLP
23.2		Consent of Covington & Burling LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature pages hereto)

*	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the SEC.

(1)	To be filed by amendment, or as an exhibit to a current report on Form 8-K and incorporated by reference, or incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as applicable.

(2)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (No. 333-129188), filed with the SEC on October 21, 2005.

(3)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3 (No. 333-129188), filed with the SEC on October 21, 2005.

(4)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A (No. 333-111474), filed with the SEC on March 2, 2004.

(5)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 20, 2007.

(6)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 21, 2007.

(7)	Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 23, 2005.